Exhibit 99.1
DPL INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On March 27, 2018 ("Closing Date"), AES Ohio Generation, LLC ("AES Ohio"), a direct wholly-owned subsidiary of DPL Inc. ("DPL"), completed the sale transaction to Kimura Power, LLC, as Buyer (“Kimura Power”), and, for certain limited purposes provided therein, Rockland Power Partners III, LP, as Guarantor, of the generation and related assets for the following AES Ohio facilities (the “Peaker Assets”):

▪586.0 MW Tait combustion turbine and diesel generation facility
▪236.0 MW Montpelier combustion turbine generation facility
▪101.5 MW Yankee combustion turbine generation and solar facility
▪25.0 MW Hutchings combustion turbine generation facility
▪12.0 MW Monument diesel generation facility
▪12.0 MW Sidney diesel generation facility

The purchase price at closing was $239.3 million (inclusive of estimated working capital), which will be subject to customary post-closing reconciliation.

The following unaudited pro forma consolidated financial information of DPL is based upon the historical financial statements of DPL, adjusted to reflect the sale of the Peaker Assets. The following unaudited pro forma consolidated financial statement of DPL should be read in conjunction with the related notes and with the historical consolidated financial statements of DPL and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited pro forma consolidated statement of operations for the period ended December 31, 2017, gives effect to the sale as if it had occurred on January 1, 2017. The pro forma adjustments are based on the best available information and certain assumptions that DPL's management believes to be reasonable.

The unaudited pro forma consolidated financial statement is provided for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have occurred had the sale of the Peaker Assets occurred on the date indicated for the period presented for the unaudited pro forma consolidated statement of operations.

DPL INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
	Year ended December 31, 2017
$ in millions	Historical DPL	Peaker Assets	Pro Forma Adjustments	Note	Pro Forma Continuing Operations
Revenues	$1,236.9	$(76.8)	$—		$1,160.1

Cost of revenues:
Net fuel costs	210.3	(19.2)	—		191.1
Net purchased power	339.2	(2.4)	—		336.8
Total cost of revenues	549.5	(21.6)	—		527.9

Gross margin	687.4	(55.2)	—		632.2

Operating expenses:
Operations and maintenance	327.6	(17.6)	—		310.0
Depreciation and amortization	106.9	(18.9)	—		88.0
General taxes	89.7	(4.1)	—		85.6
Fixed-asset impairment	175.8	(109.4)	—		66.4
Other	(6.6)	2.3	—		(4.3)
Total operating expenses	693.4	(147.7)	—		545.7

Operating income / (loss)	(6.0)	92.5	—		86.5

Other income / (expense), net
Investment income	0.3	—	—		0.3
Interest expense	(110.1)	—	—		(110.1)
Charge for early redemption of debt	(3.3)	—	—		(3.3)
Other expense	(0.8)	—	—		(0.8)
Total other expense, net	(113.9)	—	—		(113.9)

Loss from continuing operations before income tax	(119.9)	92.5	—		(27.4)
Income tax expense / (benefit) from continuing operations	(25.3)	32.7	—	(a)	7.4

Net loss from continuing operations	$(94.6)	$59.8	$—		$(34.8)

(a)	Income tax benefit for the Peaker Assets reflects the tax effect at the applicable statutory income tax rate of 35.4%.